Exhibit 10.1

SEPARATION AGREEMENT

November 13, 2020 (the “Agreement Date”)

Kyle Lomeli

[ADDRESS]

Dear Kyle:

The purpose of this Separation Agreement (the “Agreement”) is to set forth the terms of your separation of employment from CarGurus, Inc. (“CarGurus” or the “Company”), including the following defined terms:

•	Separation Date: May 14, 2021
•	Transitional Employment Period: the period commencing on the Agreement Date and ending on the Separation Date
•	Severance Period: the nine (9) month period following the Separation Date
•	Severance Pay: $262,500 an amount equal to your current base salary for the duration of the Severance Period

1.Effect of Agreement.  The date that you sign and return to the Company (a) the Agreement, (b) the Consulting Agreement and Restricted Stock Unit Agreement provided to you (collectively the “Consulting Agreement”) and (c) the Affirmation attached as Exhibit A (the “Affirmation”) is referred to as the “Acceptance Date”. This Agreement shall be effective and binding on the parties on and after the date that is eight business (8) days after the Acceptance Date if you have not revoked this Agreement in accordance with its terms during the preceding seven business (7) day period.

2.Termination of Employment.  Your employment with the Company will terminate on the Separation Date. After the Separation Date, you shall have no authority to represent yourself as an employee or agent of the Company. On the Separation Date, the Company shall pay your accrued but unpaid base salary and any accrued but unused vacation through the Separation Date. During the Transitional Employment Period, you shall perform assigned tasks, complete ongoing projects, and otherwise assist the Company in the transition of work in connection with any duties you have performed at the Company as may be requested by the Company. Your employment status during the Transitional Employment Period will continue to be at will. During the Transitional Employment Period, you shall continue: (i) to receive your base salary, subject to all ordinary payroll taxes and withholdings, in accordance with the Company’s payroll policies and procedures; and (ii) to participate in the Company’s employee benefits programs and employee insurance benefits programs, but only to the extent that you currently participate in such programs and remain eligible under any applicable plan document(s), except that you shall not be eligible to participate in any bonus or commission program during the Transitional Employment Period unless otherwise approved by the Compensation Committee of the Company. You acknowledge and agree that the offer of continuation of your employment during the Transitional Employment Period is provided in further consideration of your covenants and obligations set forth in this Agreement and the Affirmation.

3.Severance Pay.  Provided that you have accepted this Agreement and complied with its terms and conditions and you have not revoked this Agreement or the Affirmation, the Company agrees to pay you the Severance Pay. Payment of the Severance Pay will commence after the later of the Separation Date or the date on which you no longer have any ability to revoke this Agreement or the Affirmation in accordance with their terms and will be paid either in a lump sum or in accordance with the Company’s normal payroll practices as determined by the Company. The Severance Pay is subject to tax withholdings and any other authorized deductions.

You acknowledge and agree that the Severance Pay is not otherwise due or owing to you under any other agreement, obligation or any Company policy or practice.  The Severance Pay is not intended to be, and shall not be construed to constitute, a severance plan, and shall confer no benefit on anyone other than you. You further acknowledge that except for (i) the specific financial consideration set forth in this Agreement, (ii) any unpaid regular wages earned through the Separation Date, (iii) any accrued but unused vacation earned through the Separation Date, (iv) any business expenses incurred by you on behalf of the Company for which you submit a timely reimbursement claim in accordance with Company policy on or prior to the Separation Date, and (v) any vested amount owing to you pursuant to any 401(k) savings plan of the Company, you are not and shall not in the future be entitled to any other compensation, benefit or reimbursement including, without limitation, other wages, commissions, bonuses, incentives, vacation pay, holiday pay, overtime pay, sabbatical pay, any form of equity, any equity vesting or acceleration, or any other form of compensation or benefit.

Subject to your completion of the appropriate forms, and subject to all the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), you will be entitled to continue your participation, if any, in the Company’s medical and dental insurance plans, to the same extent that such insurance is provided to persons then employed by the Company and made available to you prior to the date hereof, in accordance with applicable law.  Such participation in the Company’s medical and dental insurance plans will be at the Company’s expense through the conclusion of the Severance Period (the “Continuation Period”). If you obtain employment that provides medical and dental insurance during the Continuation Period, you shall notify the Company promptly, and the Company will no longer be obligated to provide payment for your medical and dental benefit continuation.  You also have the right to continue your medical and dental insurance coverage after the Continuation Period, subject to the requirements of COBRA, at your own cost.  The “qualifying event” under COBRA shall be deemed to have occurred on the Separation Date.

4.Equity Grants.  If you have received a grant of equity from the Company, you acknowledge and agree that from and after the Separation Date, all vesting of any equity grant under any equity plan (of whatever name or kind, including, without limitation, any stock option plan or plan relating to restricted stock units) that you participated in or were eligible to participate in during your employment with the Company will terminate, except for the grant of equity issued under the Restricted Stock Unit Agreement between the Company and you dated as of the date of this Agreement, which equity grant will vest as specified in such agreement.  If you have received a grant of stock options from the Company, you further acknowledge and agree that you are entitled to exercise only those stock options that have vested as of the Separation Date, and only in accordance with the terms and conditions of the applicable Company plan, including those provisions regarding the time in which you must exercise vested options.

5.Confidentiality, Acknowledgements and Other Obligations.  You expressly acknowledge and agree to the following:

(i)You will keep all confidential information and trade secrets of the Company confidential, and not use or disclose any of the same, and you will abide by any and all common law and statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and confidential or proprietary documents and information. In addition, you acknowledge that the Company is providing you with notice of immunity under the Defend Trade Secrets Act of 2016, attached as Exhibit B.

(ii) Except as may be set forth in this Agreement, you acknowledge that you remain obligated under, and agree that you will comply with, the provisions of any agreement between you and the Company that protects the confidentiality of the Company’s information and imposes certain restrictions and obligations on you after your employment, including on your ability to use or share confidential information, to solicit employees or customers of the Company or to compete with the Company (each such agreement, collectively, the “NDA”), each of which is incorporated herein by reference. You specifically acknowledge and agree that you have received and are now receiving consideration for any restrictive covenants included in the NDA, and you expressly reaffirm these restrictive covenants.

(iii)You shall keep confidential all information relating in any way to this Agreement, including the terms and amount of financial consideration provided for in this Agreement and the negotiations associated with this Agreement, and shall not disclose such information to any person or entity (other than an immediate family member, legal counsel or financial advisor, provided that you instruct any such individual to whom disclosure is made about these obligations and such individual agrees to be bound by these confidentiality obligations), except as required by law.

(iv)From and after the date hereof unless specifically requested by the Company in writing, you will cease using any Company property (including computer equipment) and Company information.  Within five (5) business days after request by the Company, you will return to the Company in the manner specified by the Company all Company property and equipment and all Company documents, code, information and data in any form (including financial plans, management reports, customer lists, and other documents and information), in each case without deleting or otherwise damaging or altering the same and without retaining any copies.  On or prior to the Separation Date, you will provide the Company with all information necessary to log in to, assume control of, and access any database, system, account or application over which you had control or to which you had access during your employment (including username, password, PIN information and any other access credentials for any devices or accounts).  From and after the date hereof unless specifically requested by the Company in writing, you will no longer access any such database, system, account or application. The Company intends to return to you your personal items located at any of the Company’s offices after the reopening of the respective Company offices.

(v)You will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, and employees) including, but not limited to, any statements that disparage any person, product, service, financial condition, capability or any other aspect of the business of the Company, and you will not engage in any conduct that could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, and employees).

(vi)You represent to the Company that you have not engaged in any fraudulent or unlawful conduct relating to the Company or your employment, that you have complied with all contractual obligations with the Company, that you have complied with Company policies and procedures, and that you have fully disclosed to the Company all material information relating to the performance of your employment.

6.Cooperation.  During the Severance Period and thereafter, you will make yourself available to the Company, upon reasonable notice, to assist in any matter relating to the services performed by you during your employment with the Company including, but not limited to, transitioning your duties to others at the Company and providing assistance in any legal or regulatory investigation, matter or Claim (as defined below).

7.Release of Claims.  You hereby acknowledge and agree that by signing this Agreement and the Affirmation, you (on behalf of yourself and your representatives, agents, estate, heirs, attorneys,

insurers, spouse, executors, administrators, successors and assigns) are waiving your right to assert any Claim, and you hereby release the Company from any Claim, arising from acts, omissions, facts, or circumstances that occurred on or before the Acceptance Date, and if you do not revoke the Affirmation prior to the Separation Date, arising from acts, omissions, facts, or circumstances that occurred on or before the Separation Date to the maximum extent permitted by law. You may revoke the Affirmation on or prior to the Separation Date by sending an email to the Company’s Chief People Officer at aeldridge@cargurus.com with a copy to the Company’s Legal Department at legal@cargurus.com that specifically notifies the Company of your revocation of the Affirmation under this Section.

You agree that your waiver and release bars any form of legal claim, lawsuit, charge, complaint or any other form of action against the Company (each, a “Claim”) seeking money or any other form of relief, including equitable relief (whether declaratory, injunctive or otherwise), damages or any other form of monetary recovery (including back pay, front pay, compensatory damages, overtime pay, emotional distress, punitive damages, attorneys’ fees and any other costs or expenses). You understand that there could be unknown or unanticipated Claims resulting from your employment with the Company and the termination of your employment, and you agree that such Claims are included in this waiver and release.  You specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination of your employment, including without limitation Claims under any statute, ordinance, regulation, executive order, common law, constitution and any other source of law of any state, country and/or locality, including but not limited to the United States, the Commonwealth of Massachusetts, the State of California, the State of Michigan, the state in which you reside, and/or any other state or locality where you worked for the Company (collectively “Laws”).

Without limiting the foregoing waiver and release, except for Claims resulting from the failure of the Company to perform its obligations under this Agreement, you specifically waive and release the Company from:

(i)Claims under any Law concerning equal pay, civil rights, discrimination, harassment, retaliation and fair employment practices, including the California Fair Employment and Housing Act (Cal. Gov. Code, Title 2, Division 3, Part 2.8), the California Constitution, the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B), the Massachusetts Sexual Harassment Law (M.G.L. c. 214, § 1C), the Massachusetts Equal Pay Act (M.G.L. c. 149, § 105A), the Massachusetts Equal Rights Act (M.G.L. c. 93, §§ 102, 103), the Elliott-Larsen Civil Rights Act (Mich. Comp. Laws § 37.2101 et seq.), the Persons with Disabilities Civil Rights Act (Mich. Comp. Laws § 37.1101 et seq.), the Michigan compensation discrimination law (Mich. Comp. Laws § 408.423), Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), 42 U.S.C. § 1981, the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.) and the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.), each as they may have been amended through the Separation Date.

(ii)    Claims under any Law relating to wages, hours, overtime, whistleblowing, leaves of absences or any other terms and conditions of employment, including but not limited to the California Labor Code (including all laws and regulations relating to payment of wages, overtime or any other compensation or benefit), the California Family Rights Act (Cal. Gov. Code §§ 12945.2 and 19702.3, the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601 et seq.), the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety, Massachusetts General Laws Chapter 151 in its entirety (including but not limited to the minimum wage and overtime provisions), the Michigan Workforce Opportunity Wage Act (Mich. Comp. Laws § 408.411 et seq.), the Michigan Payment of Wages and Fringe Benefits Act (Mich. Comp. Laws § 408.471 et seq.), the Michigan Whistleblowers’ Protection Act (Mich. Comp. Laws § 15.361

et seq.), each as they may have been amended through the Separation Date.   You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other Laws.

(iii)   Claims under any local, state or federal common law theory including, without limitation, any Claim for breach of contract, implied contract, promissory estoppel, quantum meruit, or any Claim sounding in tort.

(iv)   Claims arising under the Company’s policies, equity plans, and benefit plans.

(v)   Claims arising under any other Law or constitution.

You acknowledge and agree that your receipt of the Severance Pay is contingent upon your providing the waivers and releases in this Agreement, not revoking this Agreement and not revoking the Affirmation.

Consistent with the provisions of Laws regarding discrimination (the “Discrimination Laws”), nothing in your waiver and release shall prohibit you from challenging the validity of the release under the Discrimination Laws or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or such state agency.  However, your release and waiver does prohibit you from seeking or receiving monetary damages or other individual-specific relief in connection with any such charge or complaint of age or other work-related discrimination.  Further, nothing in this Agreement shall limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Discrimination Laws, or the Company’s right to seek restitution or other legal remedies of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Discrimination Laws.

8.OWBPA.  You have specific rights under the federal Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefits Protection Act (“OWBPA”), which prohibit discrimination on the basis of age.  The release in Section is intended to release any Claim you may have against the Company alleging discrimination on the basis of age under the ADEA, OWBPA and other laws.  Notwithstanding anything to the contrary in this Agreement, the release in Section 7 does not cover rights or Claims under the ADEA that arise after the Acceptance Date.

The Company desires that you fully understand the provisions and effects of this Agreement.  Consistent with the provisions of the OWBPA, you have a period of twenty-one (21) days from the date of delivery of this Agreement to you to consider and accept the provisions of this Agreement. You acknowledge and agree that any changes to this Agreement, whether material or immaterial, do not extend this period. You may revoke this Agreement within seven (7) business days after the Acceptance Date by sending an email to the Company’s Chief People Officer at aeldridge@cargurus.com with a copy to the Company’s Legal Department at legal@cargurus.com that specifically notifies the Company of your revocation of this Agreement under this Section.

9.Consequences of Breach or Revocation.  In addition to any other remedies set forth in this Agreement or otherwise available to the Company in law or equity, a breach by you of any of your obligations set forth in this Agreement, your failure to execute the Affirmation or your revocation of the Affirmation prior to the Separation Date shall entitle the Company to cease providing any Severance Pay and to recover any Severance Pay already provided to you.  Notwithstanding any such breach or failure, your release and waiver set forth in this Agreement will remain in full force and effect to the maximum extent permitted by law.

10.Unemployment Benefits.  You may seek unemployment benefits as a result of the termination of your employment from the Company. Decisions regarding unemployment eligibility, including whether the Severance Pay affects the amount of eligibility, if any, are made by the applicable unemployment agency, not by the Company. The Company agrees to provide any necessary documents to enable you to seek such unemployment benefits promptly after a request in writing by an applicable state unemployment agency. Nothing in this Section shall be construed to require the Company to make, and the Company will not make, untruthful statements to an agency in connection with any claim for unemployment benefits.

11.Governing Provisions.

(i)Except as otherwise expressly provided in this Agreement and your continuing obligations under the NDA, this Agreement, together with the Exhibits and the Affirmation, which both constitute a part of this Agreement, supersedes any prior oral  or written agreement and sets forth the entire agreement between you and the Company. No variations or modifications to this Agreement shall be valid unless reduced to writing and signed by the parties to this Agreement.

(ii)The validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.  Any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and venue for such actions shall lie exclusively in Massachusetts. To the fullest extent permitted by law, any action, demand, claim or counterclaim relating to this Agreement shall be resolved by a judge alone, and both parties hereby waive the right to a trial before a civil jury.

(iii)The terms of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining terms and conditions shall be enforced in full.

(iv)This Agreement shall inure to the benefit of the Company and its successors and assigns and shall be enforceable against your heirs, executors and assigns.

(v)Except for the Company’s obligations set forth in Section 3 of this Agreement, which shall be the obligations solely of CarGurus, Inc., wherever the term the Company is used in this Agreement, it shall include CarGurus, Inc. and any and all entities corporately related to CarGurus, Inc. (including but not limited to any parents, divisions, affiliates and subsidiaries), and its and their respective partners, officers, directors, employees, agents, representatives, successors, predecessors, and assigns. The parties agree that all of such foregoing entities and persons are intended third party beneficiaries of this Agreement.

The Company advises you to consult with legal counsel for the purpose of reviewing the terms of this Agreement. By executing this Agreement and the Affirmation, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement and to consult with legal counsel, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor any of its employees, agents or representatives has made any representations inconsistent with the provisions of this Agreement.

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To accept the terms of this Agreement, you must sign and return this Agreement and the Affirmation to the Company’s Chief People Officer at aeldridge@cargurus.com or by electronic signature and transmission within the applicable period specified in Section 8.

Very truly yours,

CARGURUS, INC.

By: /s/ Andrea Eldridge

Name: Andrea Eldridge

Title: Chief People Officer

ACCEPTED AND AGREED:

/s/ Kyle Lomeli

Kyle Lomeli

Acceptance Date: 11/13/2020

Exhibit A

Affirmation

Unless I revoke this Affirmation in accordance with the terms and conditions of the Separation Agreement between the Company and me on or prior to the Separation Date, I hereby affirm through and as of the Separation Date the provisions of the Separation Agreement in their entirety including, without limitation, the release of all Claims against the Company as of and through the Separation Date (other than Claims under the ADEA that arise after the Acceptance Date) to the maximum extent permitted by law.  This Affirmation constitutes a part of the Separation Agreement effective as of the Acceptance Date.  Capitalized terms shall have the meanings ascribed to them in the Separation Agreement.

ACCEPTED AND AGREED:

/s/ Kyle Lomeli

Kyle Lomeli

Acceptance Date: 11/13/2020

Exhibit B

Notice of Immunity

Consistent with federal law, the Company hereby notifies you of the following provisions of the Defend Trade Secrets Act of 2016.

Immunity from Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing—

(1)	Immunity.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—
(A)	is made –
(i)	in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and
(ii)	solely for the purpose of reporting or investigating a suspected violation of law; or
(B)	is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2)

Use of Trade Secret Information in Anti-Retaliation Lawsuit—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—

(A)  files any document containing the trade secret under seal; and

(B)  does not disclose the trade secret, except pursuant to court order.

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